Exhibit 99.2 Conference Call Script - Second Quarter Ended June 30, 2003

                        CBL & ASSOCIATES PROPERTIES, INC.
                      Conference Call, Second Quarter 2003
                            July 25, 2003 @ 10:00 EDT

Thank you and good morning. We appreciate your participation in today's conference call to discuss our results for the second quarter of 2003. With me today are John Foy, the Company's Vice Chairman and Chief Financial Officer, and Kelly Sargent, Director of Investor Relations who will first read our Safe Harbor disclosure.

This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.


I would like to note that a transcript of today's comments including the preliminary balance sheet and additional schedules, along with the earnings release will be furnished to the SEC as a Form 8-K and will be available on our website. This call is also available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.


During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. An explanation of each non-GAAP financial measure discussed and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the Form 8-K.

Thank you, Kelly.

The second quarter was another successful one for CBL. Highlights include:

1. FFO for the quarter increased 10.2% to $1.19 per share.
2. Same center NOI for the portfolio increased 6.1%.
3. The acquisition of Sunrise Mall and its associated center Sunrise Commons, in Brownsville, TX.
4. The announcement of plans to develop Imperial Valley Mall located in El Centro, CA.
5. The opening of a new community center and an associated center development in May.
6. The agreement to acquire four regional malls, located in Virginia and North Carolina from Faison totaling 3.26 million square feet for total consideration of $340 million.

DEVELOPMENTS

This week we announced plans for development of a new regional mall in the Imperial Valley region of California. This 60%/40% joint venture with the MG Herring Group brings CBL to the west coast for the first time. The new project fits perfectly with our strategy of owning the dominant mall in middle markets, with the nearest regional mall competition being located 90 miles away in Palm Desert, CA. The project will serve a total trade area of more than 1.2 million people including the border town of Mexicali. The mall will contain 768,000


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                        CBL & ASSOCIATES PROPERTIES, INC.
                      Conference Call, Second Quarter 2003
                            July 25, 2003 @ 10:00 EDT

square feet and will be anchored by Dillard's, JC Penney , Robinson-May's and Sears. Sears and JC Penney will be relocating to this development from existing locations in the area and closing their existing stores.

Coastal Grand, in Myrtle Beach, SC, is currently under construction with Phase I, containing 900,000 square feet and scheduled to open in March 2004. This regional mall is a 50/50 joint venture with Burroughs and Chapin. The leasing is going very well with 76% of the non-anchor space leased and committed, even though the mall opening is over eight months away.

In May, we held two Grand Opening events. On May 7, we officially opened Cobblestone Village, a 305,000-square-foot community center development in St. Augustine, FL, and on May 14, we opened The Shoppes at Hamilton Place, a 130,000-square-foot associated center located next to our flagship mall, Hamilton Place, in Chattanooga, TN.

Under construction and scheduled to open this fall is Waterford Commons a 350,000-square-foot community center in Waterford, CT. It is anchored by Best Buy, Dick's Sporting Goods, Linens N' Things, Border's and Raymour & Flanigan and includes the popular specialty retailers Talbot's and Chico's. The second community center under construction is Wilkes-Barre Township Marketplace, a 281,000-square-foot WalMart anchored center in Wilkes-Barre Township, PA. It is scheduled to open in the spring of 2004.

In July, we began construction on The Shoppes at Panama City, a 57,000-square-foot associated center, adjacent to our Panama City Mall in Florida. A 30,000-square-foot Best Buy will anchor the center, which will also include an additional 27,000 square feet of small shops. This past quarter we also added several big boxes to our mall portfolio including: Linens N' Things at both Rivergate Mall in Nashville, TN and Parkdale Mall, Beaumont, TX; and Steve and Barry's, a collegiate apparel store at both Eastgate Mall in Cincinnati, OH and East Towne Mall in Madison, WI.

The centers currently under construction represent a total investment of $204 million of which $164 million is our share. Construction loans or credit facilities are in place to fund the costs of these projects. Initial unleveraged yields on these developments are expected to range from 9% to 10%, after management and development fees, with stabilized yields ranging from 10% to 11%. We also have several other projects in various phases of pre-development.

Expanding and updating anchor stores continues to be a priority for us. Dillard's at Northwoods Mall in Charleston, SC will be expanding by 30,000 square-feet. This newly expanded 130,000-square-foot store will open along with the overall renovation of the mall that will be completed in 2004.

Upgrading and renovating our malls is a key component to their continued dominance within their markets. In addition to bringing in new big boxes and department stores at several of our malls, this year we will complete six mall renovations. These renovations include East and West Towne Malls, Jefferson Mall, Eastgate Mall, Parkdale Mall and St. Clair Square at a projected cost of approximately $61 million, excluding deferred maintenance cost of $19.8 million.

LEASING & Occupancy
In June we held Connection 2003, an annual event for retailers, at our headquarters in Chattanooga. We had over 120 retail representatives attending. The event was very successful in solidifying deals discussed at the May ICSC convention as well as working on future leasing opportunities.

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                        CBL & ASSOCIATES PROPERTIES, INC.
                      Conference Call, Second Quarter 2003
                            July 25, 2003 @ 10:00 EDT

At the end of the second quarter, total portfolio occupancy was 92.4%. Occupancy for the total mall portfolio was 91.7%, an increase of 230 basis points over the same period one year ago. In the former Jacobs malls, occupancy improved substantially by 410 basis points to 91.3% from 87.2% one year ago.

During the second quarter, occupancy for the associated centers was 91.7%. This figure is negatively impacted by the former Ames store vacancy of 68,000 square feet at Westmoreland Crossing. Excluding this center, which was acquired in the fourth quarter of last year, associated center occupancy would have been 95.3%.

During the quarter, we entered into approximately 1.2 million square feet of leases compared to 600,000 square feet in 2002. Approximately 530,000 square feet were attributable to development properties. The balance of 670,000 square feet was leased in our existing portfolio of which 268,000 square feet represented new leases and 402,000 square feet was from renewals of existing tenants.

We believe that a highly occupied center will generate traffic and customers to our centers and in turn drive sales and other revenues. It will also allow us the opportunity over time to selectively replace less productive tenants with more exciting stores. Leasing results have always varied from quarter to quarter and we do not feel that conclusions should be drawn from the results of any single quarter.

In the second quarter, leasing spreads in our stabilized mall portfolio decreased 0.9% based on initial rents and increased 2.2% based on average or straight-line rents. In the associated centers, leasing spreads decreased 7.9% on initial rents and decreased 5.9% on the average. In the community centers, rents increased 0.8% on initial rents and 1.5% on average rent. For the six months initial rent increased 7.4% for stabilized malls, decreased 1.7% for associated centers and increased 6.8% for community centers.

RETAIL SALES
Most retailers have had a challenging year to date. A slow economy and rising unemployment have significantly impacted sales. Forecasters are predicting an improved second half of 2003. To contend with struggling sales CBL's marketing programs have intensified to include discount offerings from key retailers during all major merchandising seasons, expanded advertising to secondary and tertiary markets, direct mailings, customer incentives and destination events such as the MTV Real World tour.

For mall stores of 10,000 square feet and less, same store sales year to date decreased 1.5% for those tenants that have reported; however we are encouraged that sales for the quarter were up slightly by 0.3% and that specialty retailers have started to report positive sales trends.

Occupancy costs as a percentage of sales at our malls was 14.5% for the second quarter of 2003 compared to 14.1% for the same period one year ago. Occupancy costs as a percentage of sales has increased primarily due to the decreased sales reported by retailers and an increase in tenant recoveries.

Year to date bankruptcies have resulted in 35 stores closing containing 70,500 square feet and representing $2.9 million in annual rentals. This compares to 60,800 square feet of bankruptcies in the first half of 2002, representing $1.8 million in annual revenues.

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                        CBL & ASSOCIATES PROPERTIES, INC.
                      Conference Call, Second Quarter 2003
                            July 25, 2003 @ 10:00 EDT

DISPOSITIONS/ACQUISITIONS
During the second quarter, we acquired Sunrise Mall and its associated center in Brownsville, Texas. This acquisition occurred on May 1 for a purchase price of $81 million at a 9% cap rate. Sunrise is the fifth Texas regional mall in our portfolio. With occupancy at 83%, this acquisition affords us the opportunity to create value by increasing the mall's occupancy.

This morning, we announced plans to acquire four regional malls from partnerships managed by Faison Enterprises. The total consideration is $340 million, including cash and the assumption of non-recourse fixed-rate debt of $170 million with an average interest rate of 7.71%. We plan to close these acquisitions in stages before year-end. The acquisition of these four regional malls is expected to generate an initial yield of 8.56% based upon current income after management fees. With this acquisition, we will gain our first regional malls in the state of Virginia, further enhancing our dominance in the Southeastern region as well as diversifying our portfolio into a new state.

The four regional malls are Cross Creek Mall in Fayetteville, NC, River Ridge Mall in Lynchburg, VA; Southpark Mall in Colonial Heights, VA, and Valley View Mall, located in Roanoke, VA. These are four solid malls with average sales per square foot of $319. All four malls present us with upside potential to improve leasing and specialty leasing. All four of the malls have been well maintained and will not require significant capital expenditures for renovations. We expect the transaction to close in at least two separate transactions beginning in the third quarter. Upon the closing of the first mall, we will begin managing and leasing all four of the properties.

Even though no property dispositions occurred during the quarter, the disposition of community center assets continues to be a focus for us in the current cap rate environment.

I will now turn the call over to John Foy to discuss our financial results.

FINANCIAL REVIEW
During the second quarter, operating performance improved, resulting in FFO per share growth of 10.2%. Of this increase, 78% was represented by external growth. The external growth resulted from one new mall opening, the acquisition of the remaining partnership interests in four properties and the acquisition of four regional malls. Internal growth was 22% of this increase, attributable to increased occupancy levels, increases in rental revenue and tenant reimbursements and a reduction in interest expense at our existing properties.

Our cost recovery ratio was 101% for the quarter compared to 92.5% for the same period a year ago. For the six-month period it was 97.8% vs. 91.8% one year ago. Our cost recovery ratio improved in the second quarter partially due to the renovations and remodelings of our malls and an increase in occupancy. We expect that our cost recovery will be in the range of the mid to high 90's for the full year 2003.

As we stated in our earnings release, same-center NOI growth was 6.1% for the total portfolio, driven by increases in occupancy levels, tenant reimbursements and specialty leasing. The breakdown by property type is as follows:

1. Same-Center mall NOI increased 5.3%, primarily driven by the gains in occupancy levels.
2. Associated centers experienced a 11.9% decrease, which amounts to only $500,000 and was attributable to some vacancies and bad debt expense,
3. Community center NOI improved by 6.5%.
4. Our category of `other' NOI, includes mortgages, our corporate headquarters and the taxable REIT subsidiary.

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                        CBL & ASSOCIATES PROPERTIES, INC.
                      Conference Call, Second Quarter 2003
                            July 25, 2003 @ 10:00 EDT

CAPITAL EXPENDITURES
During the second quarter, the Company spent $10.5 million for tenant allowances, which will generate increased rents from tenants over the term of their leases. Renovation expenditures, which includes some deferred maintenance items, were $28.8 million for the quarter, a portion of which is recovered from tenants. Deferred maintenance expenditures, the vast majority of which is recovered over a five to fifteen-year period, were $6.6 million during the second quarter. This year we project to spend a total of $30 million on tenant allowances, $25 million in deferred maintenance and $61 million on renovation expenditures.

Deferred maintenance capital expenditures are billed to the tenants as common area maintenance expense. Renovation capital expenditures are for remodeling and upgrades of our malls of which we estimate approximately 30% is recoverable from tenants.

Conclusion
Based on our second quarter results and barring any significant disruptions to the economy, management is comfortable with the upper range of First Call's per share estimates for 2003. Before we open the call for Q&A, I would like to share our thoughts and our outlook:

|X| Our development pipeline continues to expand. Retailer referrals and joint venture opportunities lead to new projects that will continue to fuel our growth.

|X| We think there are continuing opportunities for acquisitions such as our announcement today of the Faison acquisition. Our relationships and ability to react quickly will continue to provide us these types of continued opportunities.

|X| Our decentralized structure for management and marketing provides us with flexibility to facilitate geographical diversification and enhance our successful growth strategy.

|X| Good things continue to happen at CBL with our new acquisitions, our busy development program and our occupancy gains in our portfolio. We are continuing to a build an ever-stronger base to sustain our growth and enhance shareholder value.

|X| Even with these outstanding results, our team of professionals is never satisfied, and we are committed to finding new and better ways to maximize our results.

We appreciate your confidence and support. Thank you again for joining us today and we welcome the opportunity to show you any of our newly renovated properties. Stephen and I will now answer your questions.



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